Exhibit (d)(8)(i)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT


      AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1"), dated as of March 1, 2001, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Lazard Freres & Co. LLC, a New York limited liability company ("Adviser").

      Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement (the "Agreement") dated as of December 9, 1997 between them as follows:

      1. PORTFOLIO. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the Lazard Small Cap Value Portfolio on the terms and conditions set forth in the Agreement.

      2. APPENDIX A. Appendix A to the Agreement, setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to such Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

      Expect as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.





                                          THE EQUITABLE LIFE ASSURANCE
LAZARD FRERES & CO. LLC                   SOCIETY OF THE UNITED STATES




By:   /s/ Charles L. Carroll              By:  /s/ Brian S. O'Neil
    --------------------------------          --------------------------------
    Name:   Charles L. Carroll                Name:   Brian S. O'Neil
    Title:  Managing Director                 Title:  Executive Vice President

                                   APPENDIX A
                               TO AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT
                          WITH LAZARD FRERES & CO. LLC



Portfolio                             Advisory Fee
---------                             ------------

Lazard Small Cap Value Portfolio      0.55% of the Portfolio's average daily net
                                      assets up to and including $250 million;
                                      and 0.50% of the Portfolio's average daily net assets in excess of $250 million